EXHIBIT 10.3

FIRST AMENDMENT TO

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This First Amendment to Executive Severance and Change in Control Agreement (this "Amendment"), dated as of February 27, 2022, is made by and between USA Truck, Inc., a Delaware corporation, and Zachary King, Executive Vice President and Chief Financial Officer. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Agreement (as hereinafter defined).

WHEREAS, the Company and the Executive are parties to that certain Executive Severance and Change in Control Agreement, dated as of April 21, 2020 (as the same may be amended, restated, supplemented, or otherwise modified from time to time, the "Agreement"); and

WHEREAS, the Company and the Executive desire certain amendments to the Agreement and, subject to the terms and conditions hereof, the parties have agreed to effect such amendments through this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the Company and the Executive hereby agree as follows:

1.Amendments.  The Agreement is hereby amended as follows:
a.Sections 4(B)(i)(a) through (c) of the Agreement are hereby amended and restated in their entirety to read as follows:
(a)the Company shall pay the Executive monthly payments, in cash, equal to one-twelfth (1/12) of the Executive's Annual Base Salary in effect immediately prior to the Date of Termination, on or as near as practicable to the same date in each month as monthly installments (each of which shall be considered a separate "payment" for purposes of Code Section 409A, as defined in Section 23) of the Annual Base Salary were made to the Executive prior to the Date of Termination, for a period of twelve (12) months following the Date of Termination or such lesser number of months Executive is employed by the Company (pro-rated for partial months);
(b)the Company shall pay to the Executive a lump sum amount, in cash, if and to the extent earned, under any short term cash incentive compensation plan for the fiscal year in which the Date of Termination occurs, which plan has been adopted by the Executive Compensation Committee of the Board prior to the Date of Termination, pro-rated for the number of days Executive was employed by the Company in the applicable fiscal year through the Date of Termination, and payable at the time and on the same basis as paid to recipients still employed by the Company; and
(c)the Company shall pay the Executive any other amounts (other than any payment of short term cash incentive compensation described in Section 4(B)(i)(b) above or Section 4(C) below) that may be due to the Executive under any employee welfare, benefit, vacation, equity, or long term incentive plan then in effect to the extent the Executive is an eligible participant, subject to and upon the terms and conditions set forth in any such plan.
b.Exhibit A to the Agreement is hereby amended and restated in its entirety as set forth in Exhibit A hereto.

2.Effect of Amendment.  All of the terms of the Agreement, as amended hereby, shall be and remain in full force and effect and shall constitute the legal, valid, binding, and enforceable obligations of the Company and the Executive.

3.Binding Nature.  This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

4.Governing Law.  The validity, interpretation, construction, and performance of this Amendment shall be governed by the internal, substantive laws of the State of Delaware, without giving effect to the law or principles of conflict of laws of any jurisdiction.

5.Miscellaneous.  No provision of the Amendment may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and an officer of the Company specifically designated by the Board.

6.Counterparts.  This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument. Facsimile or electronic counterparts will be effective.

7.Entire Understanding.  This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

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IN WITNESS WHEREOF, the parties have signed this Amendment as of the date set forth above.

USA TRUCK, INC.

By:	/s/ James D. Reed
Name:	James D. Reed
Title:	CEO

ZACHARY KING
/s/ Zachary King

Exhibit A

General Release

In exchange for the payments and benefits described in the agreement to which this release is attached (the “Agreement”), Executive, on his own behalf and on behalf of his heirs, executors, administrators, assigns and successors, does hereby covenant not to sue and acknowledges full and complete satisfaction of and hereby releases, absolves and discharges the Company and its Affiliates and their successors and assigns, parents, subsidiaries and affiliates, past and present, as well as their trustees, directors, officers, agents, attorneys, insurers, stockholders and employees, past and present, and each of them (hereinafter collectively referred to as “Releasees”), with respect to and from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, wages, vacation pay, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Executive now owns or holds or has at any time heretofore owned or held as against said Releasees, or any of them, arising out of or in any way connected with his employment or other relationships with the Company or its Affiliates, or his separation from any such employment or other relationships (collectively, “Released Claims”), including specifically, but without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended by the Older Worker’s Benefit Protection Act (“ADEA”), the federal Family and Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, or any other employment related federal, state or local law, regulation or ordinance; provided, however, that the foregoing release will not include or affect (and the following are expressly excluded from any Released Claims): (i) Executive’s rights under the Agreement; (ii) Executive’s rights to file claims for workers’ compensation or unemployment insurance benefits, (iii) Executive’s regular and usual salary accrued prior to the Separation Date, accrued but unused vacation through the Separation Date, COBRA continuation coverage and life insurance conversion rights, if any, and (iv) Executive’s rights to provide information, assist or participate in any investigation, proceedings, or litigation concerning any administrative claim with any government agency under any applicable law that protects such rights, or to file such a claim.  This General Release does not (i) limit Executive's ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”), (ii) limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, or (iii) limit Executive’s right to receive an award for information provided to any Government Agencies.

Executive acknowledges that the non-disparagement and confidentiality provisions contained in the Agreement infringe on Executive’s rights described in the foregoing sentence, and Executive agrees that he is aware of and has consented to such infringement. Furthermore, notwithstanding the foregoing release, Executive will continue to be entitled to all of his respective statutory rights to indemnification, including, without limitation, indemnification pursuant to the Company’s organizational documents, insurance policies or under applicable law to the same extent Executive would have had the right to be indemnified absent this release.

Executive acknowledges that he is waiving and releasing any rights he may have under the ADEA and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date (as hereinafter defined) of the Agreement.  Executive acknowledges that the consideration given for the Agreement is in addition to anything of value to which he was already entitled.  Executive further acknowledges that he has been advised by this writing that:

(a)He should consult with an attorney prior to executing the Agreement;

(b)He has at least twenty-one (21) days within which to consider the Agreement, but if he wishes to sign the Agreement earlier, he may do so by signing the Acknowledgment and Waiver of the 21-day consideration period in the form attached as Exhibit B to the Agreement;

(c)He has seven (7) days following his execution of the Agreement to revoke the Agreement;

(d)This Agreement will not be effective until the eighth day after Executive executes and does not revoke the Agreement (the “Effective Date”); and

(e)Nothing in the Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.  Any revocation must be in writing and hand delivered to the Company by close of business on or before the seventh day from the date that Executive signs the Agreement.  In the event that Executive exercises his right of revocation, neither Executive nor any member of the Company or its Affiliates will have any further rights or obligations under the Agreement.

Executive represents and warrants that he has no present knowledge of any injury, illness or disease to him that is or might be compensable as a workers’ compensation claim or similar claim for workplace injuries, illnesses or diseases.

Terms used herein and not otherwise defined will have the meanings set forth in the Agreement to which this Release was attached.

[Signature page follows]

Intending to be legally bound, I have signed this General Release as of the date written below.

Signature: _____________________________________________

Zachary King

Date Signed: ___________________________________________